Exhibit 10.48
16 May 2017

SETTLEMENT AGREEMENT

Without prejudice and subject to contract

(1)    CATALENT PHARMA SOLUTIONS LIMITED
(2)    SHARON JOHNSON

Olswang LLP	T +44 (0) 20 7067 3000
90 High Holborn	F +44 (0) 20 7067 3999	Olswang LLP is authorised and regulated by the Solicitors Regulation Authority.
London WC1V 6XX	DX 37972 Kingsway	www.olswang.com

CONTENTS
Clause    Page

1.	DEFINITIONS 1

2.	TERMINATION 3

4.	TAXATION 5

5.	COMPANY PROPERTY 6

6.	CONFIDENTIALITY 6

7.	RESTRICTIONS 7

8.	CLAIMS AGAINST THE COMPANY AND WARRANTIES 9

9.	REFERENCE AND OTHER MATTERS 11

10.	GENERAL 12
SCHEDULE 1
Claims    13
SCHEDULE 2
Adviser's acknowledgement    16
SCHEDULE 3
Letter of resignation    17
SCHEDULE 4
Agreed reference    19
SCHEDULE 5
Agreed internal announcement    20

THIS AGREEMENT is made BETWEEN:

(1)
CATALENT PHARMA SOLUTIONS LIMITED a company incorporated in England and Wales (registered number 03761135) whose registered office is at Frankland Road, Blagrove, Swindon, Wiltshire SN5 8YG ("Company"); and

(2)	SHARON JOHNSON of 8 Tithe Barn Close, Ickburgh, Norfolk IP26 5JY ("Employee").
IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including the schedules) the following words and expressions shall have the following meanings unless the context otherwise requires:
"Adviser" means Alyson Young of MBC Law Limited;
"Award" has the meaning given to that term in the Plan;
"Client" means any person, firm, company or other entity (i) who or which at any time during the Relevant Period was provided with goods or services by the Company or any Group Company or was negotiating, or was in the habit of dealing, with the Company or any Group Company for the supply of goods or services by the Company or any Group Company or (ii) about whom or which the Employee has confidential information, and in each case with whom or which the Employee or any person who reported directly to her had material dealings at any time during the Relevant Period;
"Compensation Payment" means the payment made as compensation for the termination of the Employee's employment set out in clause 3.5;
"Competing Business" means any business in the United Kingdom, the United States, Brazil, Argentina, Canada, China, Japan, Australia or any member state of the European Union (i) providing outsourced final dosage form development or commercial supply services or (ii) providing clinical supply services;
"Contract of Employment" means the contract of employment between the Company and the Employee signed by the Employee on 4 May 2011 (as amended);
"Group Company" means any parent undertaking of the Company and any subsidiary undertaking of the Company or of any such parent undertaking (where "parent undertaking" and "subsidiary undertaking" have the meanings attributed to them under section 1162 Companies Act 2006);
"Key Employee" means (i) any officer of the Company or any Group Company (ii) any employee of or consultant to the Company or any Group Company earning £50,000, or the equivalent amount in a foreign currency (including bonuses and commission, if any, but excluding any appropriate VAT) or more on an annualised basis (iii) any project manager of the Company or any Group Company or (iv) any employee of or consultant to the Company who has confidential information belonging to the Company or any Group Company, in each case with whom the Employee in the course of her employment had material dealings at any time during the Relevant Period;
"MIP" means the Catalent, Inc. Management Incentive Plan;

"Pension Rights" means pension rights accrued up to the Termination Date under any occupational pension scheme (as defined in the Pension Schemes Act 1993) operated by the Company or any Group Company and of which the Employee is a member;
"Plan" means the Catalent, Inc. 2014 Omnibus Incentive Plan (which, for the avoidance of doubt, provides the legal framework for the Long-Term Incentive Plan operated by Catalent, Inc.);
"Relevant Benefits" means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question, except that it does not include any benefit which is to be afforded solely by reason of the disablement by accident of a person occurring during their service or of their death by accident so occurring and for no other reason;
"Relevant Period" means the period of 12 months immediately preceding the Termination Date;
"Relevant Personnel" means any former or existing agent, client, consultant, director, employee, officer, shareholder, supplier or worker of the Company or any Group Company;
"Restricted Goods or Services" means goods or services of a type provided by the Company or any Group Company at the Termination Date;
"Supplier" means any person, firm, company or other entity who or which at any time during the Relevant Period (i) supplied goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company or (ii) was negotiating with the Company or any Group Company to supply goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company, and in each case with whom or which the Employee or any person who reported directly to her had material dealings at any time during the Relevant Period;
"Tax Liability" means any income tax, employee's National Insurance contributions, fines, interest, costs or penalties arising in respect of all and any of the payments made and benefits provided under this Agreement;
"Termination Date" means a date to be agreed with the Employee at least two weeks prior to such date, which shall be no earlier than 12 May 2017 and no later than 30 June 2017, provided, however, that the Termination Date shall be 30 June 2017 if the Company and the Employee shall not be able to agree on a date;
"Terms" means the terms of this Agreement; and
"Three Month Period" means the period of three months immediately following the Termination Date.

2.	TERMINATION

2.1	Following the Employee's resignation on 1 April 2017, the Employee's employment with the Company will terminate on the Termination Date.

2.2	During the period up to the Termination Date, the Employee will remain an employee of the Company and will continue to comply with:

2.2.1	all of her express and implied duties and obligations under the Contract of Employment,

2.2.2
all other duties she may have as a Company employee, including, but not limited to, her duties to comply with all applicable policies of the Company, including, but not limited to, its Standards of Business Conduct and its Securities Trading Policy, and

2.2.3	all fiduciary (or similar) duties she owes as an officer of a Group Company pursuant to the law under which such Group Company is organized.

2.3
In addition to discharging the responsibilities set forth in clause 2.2 of this Agreement, during the period up to the Termination Date and for the Three Month Period, the Employee will participate cooperatively in transition activities as required by the Company or any Group Company and provide in a timely fashion such assistance and information as the Company or any Group Company may require in connection with any matter with which the Employee dealt in the course of her employment. During the Three Month Period, clause 16 of the Contract of Employment (Confidentiality) shall continue to apply to the Employee save that references to "employment" in that clause shall be read as references to employment and the Three Month Period. In respect of the Three Month Period:

2.3.1
the Employee will not receive any salary, benefits or other remuneration for providing such transition assistance, other than reimbursement of expenses properly incurred and submitted in accordance with the Company's expenses policy and clause 3.6 below; and

2.3.2	any travel undertaken by the Employee pursuant to such transition activities shall be with the Employee's consent.

2.4
The Employee agrees to resign any and all directorships, offices, trusteeships or other positions held by her in or on behalf of the Company or any Group Company with effect from the Termination Date by signing a resignation letter in the form attached at Schedule 3 and such other documentation as the Company shall require to be signed in order to give effect to such resignations.

3.	PAYMENTS

3.1
The Employee will receive her salary and contractual benefits as usual up to and including the Termination Date (less applicable tax and employee's National Insurance contributions), together with a payment in lieu of accrued but untaken holiday (if any) as at the Termination Date (less applicable tax and employee's National Insurance contributions).

3.2	The Employee will retain all rights to any benefits that vested on or before the Termination Date. In addition:

3.2.1	the Employee will remain eligible for a cash bonus under and in accordance with the terms of the MIP for fiscal year 2017; and

13.2.2
any Award (or part of an Award) which is held by the Employee will continue to be capable of vesting (and, if applicable, being exercised by the Employee) up to and including the Termination Date in accordance with, and subject to, the provisions of the Plan and any grant notice or agreement relating to the Award in the usual way.

3.3	Subject to:

3.3.1	receipt by the Company of a copy of this Agreement, signed by all the parties and the Adviser;

3.3.2	the Employee's compliance with the Terms; and

3.3.3	receipt by the Company of the resignation letter referred to in clause 2.4;
the Company will effect the arrangements as set out in clauses 3.4 and 3.5.

3.4	Notwithstanding the termination of the Employee's employment with the Company on the Termination Date:

3.4.1
a cash bonus equal to 75% of the Employee's current base annual salary (75% of the Employee’s current base annual salary being £219,256.50) that would otherwise have become due and payable to the Employee under the terms of the MIP for fiscal year 2018 will continue to be paid to the Employee in accordance with its terms at the same time as other eligible employees receive their MIP awards;

3.4.2
any Award (or any part of an Award) which is (a) held by the Employee pursuant to the Plan and (b) not vested as of the Termination Date but is due to vest on or before 30 September 2017 will continue to be capable of vesting (and, if applicable, being exercised by the Employee) in accordance with, and subject to, the provisions of the Plan and any grant notice or agreement relating to the Award; and

3.4.3
any option to purchase the Company’s common stock that vested prior to the Termination Date or will vest on or before 30 September 2017 in accordance with clause 3.4.2 may be exercised, in whole or in part from time to time, at any time up to the date that is three months from the later of the Termination Date or the date when such option vested, provided that any option not exercised by such date will be cancelled and forfeited, and it is hereby agreed that with effect from 30 September 2017 all and any subsisting Awards (or any part of any such Awards) with a scheduled vesting date thereafter held by the Employee will lapse with immediate effect.

3.5
In addition, the Company will pay the Employee, without admission of liability, and subject to the deductions provided for in this Agreement, an amount equal to the Employee's current base annual salary (being £292,342.00) as the Compensation Payment. The Compensation Payment will be paid in 12 monthly instalments on or around the last working day of each calendar month commencing within 28 days of the Termination Date. The Company's liability to pay any outstanding instalments will cease immediately at the time the Employee breaches any Term, including (without limitation) if the Employee commences any proceedings in an employment tribunal or other court, whether in the United Kingdom, the United States or any other country, against the Company, any Group Company or any Relevant Personnel.

3.6
The Employee must submit any expenses claims on or before the Termination Date in the case of expenses incurred on or before the Termination Date and on or before the end of the Three Month Period in the case of expenses incurred during the Three Month Period and the Company will reimburse the Employee for any expenses properly incurred in the usual way, subject to compliance with the requirements of the Company's expenses policy. Any expenditure on the Company's credit card that was not properly incurred on the Company's business or for which the Employee cannot produce appropriate receipts may be deducted from the payment referred to in clause 3.4.1 above.

3.7	For the avoidance of doubt, the Employee’s entitlement to all salary and other benefits will end on the Termination Date.

4.	TAXATION

4.1	The payments referred to in clauses 3.2, 3.4.1 and 3.4.2 will be made less applicable tax and employee's National Insurance contributions.

4.2
The first £30,000 of the Compensation Payment will be paid to the Employee without deduction of income tax or employee’s National Insurance contributions. The balance of the Compensation Payment will be paid to the Employee less income tax and any applicable employee's National Insurance contributions.

4.3
Except in respect of income tax or employee's National Insurance contributions deducted by the Company under clauses 4.1 and 4.2 the Employee is, and undertakes to be, responsible for any Tax Liability, including for the avoidance of doubt any Tax Liability on the first £30,000 of the Compensation Payment, and the Employee indemnifies and will keep indemnified the Company and each Group Company against any claim or demand which is made against the Company or any Group Company in respect of any such Tax Liability but excluding any interest, costs or penalties imposed in respect of the Tax Liability arising from the Company's or any Group Company’s failure to inform the Employee within a reasonable period of any demand received in respect of any Tax Liability. The Employee undertakes immediately to pay to the Company on demand any such Tax Liability other than any part of the Tax Liability already paid by the Employee to HM Revenue & Customs.

4.4
The Company will reimburse the Employee for the reasonable costs incurred by the Employee in obtaining tax planning or preparation services, up to a limit of £15,000 (including VAT, if applicable), provided such services are procured by the Employee by 30 April 2018 and the Employee’s claim for reimbursement is submitted reasonably promptly thereafter in accordance with the Company’s normal expense reimbursement policies.

4.5
The Company will in addition pay such amounts to the Employee as are sufficient to equalise the tax burden on the Employee as a result of share option exercises, in a manner consistent with the manner in which such payments have been made available to the Employee and certain other U.K.-based executives previously.

5.	COMPANY PROPERTY

5.1
The Employee warrants and confirms that the Employee will return to the Company on or before the Termination Date, without modification, all property belonging to the Company or any Group Company which is in the Employee's possession, custody or control including, but not limited to, computer disks, computer and other electronic equipment, correspondence, credit or charge cards, documents, files, keys, laptop computers, mobile telephones, records, security passes and other equipment and information (whether originals, copies or extracts) and that the Employee will not retain any copies or extracts of any documents or other property belonging to the Company or any Group Company (whether in physical or electronic form). The Employee undertakes to return immediately to the Company any such property that may, after the Termination Date, come into the Employee's possession, custody or control.

5.2
The Employee confirms that any information which belongs or may belong to the Company or any Group Company and which is stored on any storage platform, personal computer or other electronic equipment belonging to the Employee or to which the Employee has access (other than that which is stored on any Company personal computer or other Company electronic equipment) will be returned to the Company pursuant to clause 5.1 and will be permanently deleted from such equipment or platform on or before the Termination Date.

6.	CONFIDENTIALITY

The Employee agrees to keep the existence and negotiation of this Agreement and the Terms confidential and warrants that the Employee has not before the date of this Agreement made or authorised and will not, after the date of this Agreement, make or authorise, without the Company's prior written consent, any statement or comment concerning the Terms except to the Employee's professional advisers, spouse/civil partner or as may be required by law. The Employee undertakes to procure that the Employee's professional advisers and spouse/civil partner comply with the terms of this clause 6 as if they were a party to this Agreement, and the Employee accepts that any breach by them shall be deemed to be a breach by the Employee of the Terms.

7.	RESTRICTIONS

7.1
Notwithstanding the termination of the Employee's employment, the Employee acknowledges and affirms that the Employee remains bound by those provisions of the Contract of Employment that are expressed to continue after termination of the Employee's employment including, without limitation, clause 16 (Confidentiality) and clause 17 (Intellectual Property Rights) save for the restrictions at clause 18 (Restraint) of the Contract of Employment which the parties agree will be replaced by, and the Employee will bound by, the restrictions at clause 7.2 of this Agreement.

7.2
In consideration of the payments and benefits set forth in clauses 3.4 and 4.4 of this Agreement, which the Employee acknowledges she would otherwise not be entitled to, the Employee agrees with the Company that she will not directly or indirectly for a period of six months immediately following the Termination Date:

7.2.1
carry on or be involved or interested in a Competing Business, save that she may be interested: (1) in securities in a company whose shares or other securities are listed, traded and/or dealt in on any securities exchange or market provided that she does not hold (and is not interested, directly or indirectly) in shares or securities conferring more than three per cent of the votes that could be cast at a general meeting of that body corporate; or (2) in any class of securities not so listed, traded or dealt provided that she does not hold (and is not interested, directly or indirectly) in shares or securities conferring more than 5 per cent of the votes that could be cast at a general meeting of that body corporate;

7.2.2	in any capacity perform in a Competing Business a similar role to that which she performed for the Company;

7.2.3	either on her own account or on behalf of any Competing Business supply or facilitate the supply of Restricted Goods or Services to any Client;

7.2.4	on behalf of any Competing Business deal with a Client;

7.2.5	either on her own account or on behalf of any Competing Business deal with a Supplier;

7.2.6
either on her own account or for any person, firm or company or other undertaking employ or otherwise engage or facilitate the employment or engagement of the services of any Key Employee whether or not any such Key Employee would in entering into the employment or engagement commit a breach of contract;

7.2.7
either on her own account or for any company, firm, person or other undertaking induce, solicit or entice or endeavour to induce, solicit or entice (or assist any company, firm, person or other undertaking to induce, solicit or entice or endeavour to induce, solicit or entice) any Key Employee to cease working for or providing their services to the Company or any Group Company whether or not any such Key Employee would by entering into the employment or engagement commit a breach of contract;

7.2.8
either on her own account or on behalf of any Competing Business induce, solicit or entice or endeavour to induce, solicit or entice (or assist any Competing Business to induce, solicit or entice or endeavour to induce, solicit or entice) any Client to cease conducting any business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company or to exclude the Company or any Group Company from new business opportunities in relation to any Restricted Goods or Services;

7.2.9
on behalf of any Competing Business induce, solicit or entice or endeavour to induce, solicit or entice (or assist any Competing Business to induce, solicit or entice or endeavour to induce, solicit or entice) any Supplier to cease conducting business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which any business is conducted with the Company or any Group Company.

7.3
The Employee agrees that each of the restrictions set out in clauses 7.2.1 to 7.2.9 constitute entirely separate, severable and independent restrictions on her. The Employee acknowledges that she has received independent legal advice on the terms and effect of the provisions of this Agreement, including the restrictions above.

7.4
The Employee will not at any time after the Termination Date present herself or allow herself to be held out or presented as being in any way connected with or interested in the business of the Company or any Group Company (other than for the purposes of carrying out transition activities during the Three Month Period in accordance with clause 2.3 above, as a shareholder (if that is the case) or if the Employee is re-hired by the Company or any Group Company).

7.5	The Employee undertakes, affirms and agrees that:

7.5.1
the Employee will not directly or indirectly make, publish or otherwise communicate any statement whatsoever whether in writing or otherwise which may have the effect of damaging or lowering the business interests or the reputation of the Company or any Group Company or any Relevant Personnel or which may be disparaging or derogatory to any of the Company or any Group Company or any Relevant Personnel; and

7.5.2
following the Termination Date, the Employee will not represent herself or allow herself to be held out or represented as being in any way connected with or interested in the business of the Company or any Group Company.

8.	CLAIMS AGAINST THE COMPANY AND WARRANTIES

8.1	The Employee accepts that the Terms are offered by the Company without any admission of liability and are in full and final settlement of all and any claims as set out in Schedule 1 ("Claims").

8.2	The provisions of clause 8.1 will not prevent the Employee bringing proceedings:

8.2.1	to enforce this Agreement; or

8.2.2	in respect of Pension Rights; or

8.2.3	in a County Court or the High Court, in respect of any personal injury of which the Employee is not aware and could not reasonably have been aware at the time of signing this Agreement.

8.3
The Employee undertakes and warrants that, to the best of her knowledge, information and belief, after due and careful enquiry, she is not aware of any circumstances that might give rise to a personal injury claim (nor to a claim in respect of Pension Rights) against the Company or any Group Company.

8.4	The Employee represents, warrants and undertakes that:

8.4.1
the Employee has received advice from the Adviser as to the Terms and effect of this Agreement and in particular its effect on the Employee's ability to pursue the Employee's rights or complaint before an employment tribunal;

8.4.2
the Adviser has confirmed to the Employee that they are a solicitor of the Senior Courts of England and Wales, holding a current practising certificate and that there was in force, at the time the Employee received the advice referred to above, a contract of insurance, or an indemnity provided for members of a profession or professional body, covering the risk of a claim by the Employee in respect of loss arising in consequence of or from that advice;

8.4.3
the Employee has not presented or brought and will not present or bring any complaint, proceedings, action or claim before any court, employment tribunal or other judicial body in England, Scotland or any other jurisdiction in connection with, relating to or arising out of the Employee's employment or its termination and nor has nor will anyone acting on the Employee's behalf;

8.4.4
the Employee has disclosed to the Adviser all facts or circumstances that may give rise to a claim against the Company or any Group Company or Relevant Personnel and the Adviser has advised the Employee as to whether the Employee has any claim of any kind arising out of or in connection with the Employee's employment by the Company or any Group Company or the termination of any such employment and, to the extent that the Employee has or may have any such claims, these have been asserted or intimated to the Company by the Employee or the Adviser on the Employee's behalf prior to the date of this Agreement and this Agreement and the waiver and release in clause 8.1 above expressly relate to each and every one of those claims;

8.4.5
except for those claims asserted or intimated as indicated in clause 8.4.4 above, the Employee has no other complaints or claims of any nature against the Company or any Group Company or any of its Relevant Personnel;

8.4.6	the Employee has not withheld or failed to disclose any material fact concerning any material failure by the Employee in the performance of the Employee's duties for the Company and any Group Company;

8.4.7
the Employee is not aware: (1) of any grounds on which she can make, or (2) (to the best of the Employee's knowledge) that any other employee or worker of the Company or any Group Company is intending to make a protected disclosure under section 43A of the Employment Rights Act 1996 in relation to the Company or any Group Company;

8.4.8
the Employee has not committed any breach of any duty (including fiduciary duty) owed by the Employee to the Company or any Group Company nor a breach of the Contract of Employment that would entitle the Company to terminate the Employee's employment without notice; and

8.4.9
as at the date of this Agreement, the Employee has not agreed to accept, accepted or received nor has it been indicated that the Employee might receive an offer of alternative employment, engagement or consultancy.

8.5	Nothing in this Agreement shall prevent the Employee from making a protected disclosure under section 43A of the Employment Rights Act 1996.

8.6
The Employee accepts that the Company (on behalf of itself, and its Group Companies) is entering into this Agreement in reliance upon the representations, warranties and undertakings provided by the Employee in this clause 8 and clauses 5, 6 and 7 above.

8.7	The Company confirms that, as at the date of this Agreement, it is not aware of any claims which it or any Group Company has or may have against the Employee.

8.8
The Employee agrees that the conditions regulating compromise agreements and settlement agreements contained in the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, the Information and Consultation of Employees Regulations 2004, the Employment Equality (Age) Regulations 2006, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, the Pensions Act 2008 and the Agency Workers Regulations 2010 are intended to be and have been satisfied. The Employee agrees that this is a qualifying settlement agreement under the Equality Act 2010 and that Section 147(3)(c) and (d) Equality Act 2010 are met.

8.9
If the Employee breaches any material provision of this Agreement the Employee agrees to indemnify the Company or any Group Company for any losses suffered as a result thereof including all reasonable professional fees incurred.

8.10
If the Company breaches any material provision of this Agreement the Company agrees to indemnify the Employee for any losses suffered as a result thereof including all reasonable professional fees incurred.

8.11
If the Employee, or anyone acting on the Employee's behalf institutes any action, claim or proceedings in the employment tribunal or any other court against the Company, any Group Company or any Relevant Personnel in respect of any matters that are the subject of clause 8.1 or if the Employee or anyone acting on the Employee's behalf asserts that this Agreement is not a valid compromise agreement, settlement agreement or qualifying settlement agreement or if it is so adjudged by any court or tribunal, the Employee undertakes to repay the payment set out at clause 3.4.1 (less any tax paid on it) together with any sums paid to the Employee or on the Employee's behalf under this Agreement in respect of legal costs to the Company in full immediately on demand and the Company and each Group Company and all Relevant Personnel will be released from any continuing obligations under this Agreement. Such repayment shall be recoverable by the Company as a debt.

9.	REFERENCE AND OTHER MATTERS

9.1	It is a condition of this Agreement that the Employee obtains legal advice as to the terms and effect of this Agreement from the Adviser and that the Adviser signs the acknowledgement at Schedule 2.

9.2
The Company agrees to pay, directly to the Adviser's firm, the Adviser's firm's reasonable legal fees incurred by the Employee exclusively for advice given to the Employee in relation to the termination of the Employee's employment and the terms of this Agreement up to a maximum of £750 (plus VAT) after receipt by the Company of an appropriate invoice from the Adviser's firm addressed to the Employee and expressed to be payable by the Company and sent (marked strictly private and confidential) to Steven Fasman.

9.3
Upon receipt of a written request from a prospective employer addressed to the Company’s Senior Vice President, Human Resources the Company will provide a written reference substantially in the form set out in Schedule 4, subject always to any legal or regulatory obligations which the Company may have that may require it to amend or add to the reference or make any oral comment in respect of it.

9.4
Any internal or external comment or statement by the Employee concerning her separation from the Company will be consistent with the substance and tenor of the agreed form internal announcement set out in Schedule 5.

10.	GENERAL

10.1	The parties consider that this Agreement satisfies the conditions regarding compromise agreements and settlement agreements and is a qualifying settlement agreement under the Equality Act 2010.

10.2
This Agreement sets out the entire agreement and understanding between the Employee and the Company and supersedes any prior agreement between the parties relating to the subject matter of this Agreement. The Employee acknowledges and agrees that in entering into this Agreement no reliance is placed upon, and no remedy shall be available in respect of, any statement, representation, warranty, understanding, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause operates to limit or exclude any liability for fraud.

10.3
The failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this Agreement and will not prevent a party from subsequently requiring compliance with the waived obligation.

10.4
The validity, construction and performance of the terms set out in this Agreement shall be governed by and construed in accordance with the law of England and Wales. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

10.5
This Agreement, although marked "without prejudice/subject to contract", will upon signature by the parties and upon the Adviser signing the acknowledgement in Schedule 2 be treated (subject to clause 6) as an open document evidencing an agreement binding on the parties.

10.6
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. If the parties are executing by way of counterparts, the Agreement will not be effective until each party has executed at least one counterpart and it has been received by the other party and the Agreement has been dated by agreement between the representatives of the parties. For the avoidance of doubt, counterparts may be delivered to the other party by facsimile or by email in Adobe Portable Document Format (PDF).

SCHEDULE 1 OF THE SETTLEMENT AGREEMENT BETWEEN CATALENT PHARMA SOLUTIONS LIMITED AND SHARON JOHNSON
Claims

1.
In this Agreement, "Claims" means all and any claims, costs, expenses or rights of action of any kind, whether contractual, statutory or otherwise, whether or not they are or could be in the contemplation of the parties at the date of this Agreement, and whether having already occurred or arising in the future in the United Kingdom or in any other country in the world, including, but not limited to, the United States of America, which the Employee has or may have against the Company or any Group Company or any Relevant Personnel from time to time, which arise out of or in connection with the Employee's employment by the Company or any Group Company or its termination including (but not limited to) any claim:

1.1	in relation to notice or pay in lieu of notice;

1.2	for equal treatment or equality of terms under the Equal Pay Act 1970 or the Equality Act 2010;

1.3
for direct or indirect discrimination on the grounds of sex, pregnancy or maternity, gender re-assignment, marital or civil partnership status, discrimination by way of victimisation, harassment and any other claim under the Sex Discrimination Act 1975 or the Equality Act 2010;

1.4
for direct or indirect discrimination, discrimination by way of victimisation, harassment on grounds of colour, race, nationality or ethnic or national origin and any other claim under the Race Relations Act 1976 or the Equality Act 2010;

1.5
for refusal of employment, action short of dismissal, dismissal or other detriment on grounds related to trade union membership, for failure to comply with collective consultation obligations or to pay a protective award or any other claim under the Trade Union and Labour Relations (Consolidation) Act 1992;

1.6	for discrimination, harassment, or victimisation related to disability, failure to make adjustments and any other claim under the Disability Discrimination Act 1995 or the Equality Act 2010;

1.7
for employment particulars and itemised pay statements, unauthorised deductions from wages, for detriment in employment (on any ground), for detriment or dismissal or selection for redundancy on grounds related to having made a protected disclosure, for paid time off for ante-natal care, for the right to time off for dependants for the right to request time off for study or training, for the right to a written statement of reasons for dismissal, for unfair dismissal, for automatically unfair dismissal (on any ground), for a redundancy payment, for automatically unfair selection for redundancy on any ground and any other claim under the Employment Rights Act 1996;

1.8	under the Protection from Harassment Act 1997;

1.9
for the national minimum wage or additional remuneration, failure to allow access to records and detriment in employment on grounds related to the national minimum wage under the National Minimum Wage Act 1998;

1.10	for the right to be accompanied and for detriment or dismissal on the grounds relating to the right to be accompanied under the Employment Relations Act 1999;

1.11	under the Employment Act 2002;

1.12	for dismissal for reasons related to a relevant transfer, for failure to inform or consult, or any other claim under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006;

1.13
for compensation for entitlement to annual leave, payment in respect of annual leave refusal to give paid annual leave, daily or weekly or compensatory rest or rest breaks and any other claim under the Working Time Regulations 1998;

1.14
relating to any rights to or during any period of parental leave, relating to the right to return after parental leave, detriment relating to parental leave rights, automatic unfair dismissal on grounds of parental leave, contractual rights to or during parental leave under the Maternity and Parental Leave, etc Regulations 1999;

1.15
relating to any rights to or during any period of shared parental leave, relating to the right to return after shared parental leave, detriment relating to shared parental leave rights, automatic unfair dismissal on grounds of shared parental leave;

1.16	under the Transnational Information and Consultation of Employees Regulations 1999;

1.17
for less favourable treatment, for the right to receive a written statement of reasons for less favourable treatment, automatic unfair dismissal or detriment in employment under the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.18
for less favourable treatment, for the right to receive a written statement of reasons for less favourable treatment, automatic unfair dismissal or detriment in employment under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

1.19	for detriment or dismissal relating to the right to request contract variation (flexible working) under the Employment Rights Act 1996;

1.20	for direct or indirect discrimination, victimisation or harassment on grounds of religion or belief under the Employment Equality (Religion or Belief) Regulations 2003 or the Equality Act 2010;

1.21	for direct or indirect discrimination, victimisation or harassment on grounds of sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003 or the Equality Act 2010;

1.22	under the Information and Consultation of Employees Regulations 2004;

1.23	for direct or indirect discrimination, victimisation or harassment on grounds of age under the Employment Equality (Age) Regulations 2006 or the Equality Act 2010;

1.24
in relation to any breach of the Contract of Employment including (but not limited to) unpaid wages, unpaid holiday pay or unpaid sick pay, permanent health insurance, private medical insurance, bonus or commission or any other contractual or discretionary benefit and any other contractual or tortious claim;

1.25	in relation to any office or directorship(s) of the Company or any Group Company the Employee may hold;

1.26	for personal injury or negligence save, for the avoidance of doubt, those claims specifically excluded under clause 8.2.3 of this Agreement;

1.27	in relation to any share option scheme, bonus scheme, long-term incentive scheme or other profit-sharing scheme or arrangement between the Employee and the Company or any Group Company;

1.28	for detriment or dismissal relating to rights under the Pensions Act 2008;

1.29
in relation to the conduct of the Company or any Group Company in relation to any retirement benefits scheme which provides Relevant Benefits of which the Employee is or claims to be a member including, without limitation, the payment of contributions to, the accrual of benefits under, or the exercise of any powers or discretion in relation to such a scheme;

1.30	in respect of which a Conciliation Officer is authorised to act;

1.31	under European Union law;

1.32
under any similar law to the foregoing in any other jurisdiction that may be applicable to the employment relationship between the Employee and the Company or any Group Company or the separation from such employment, including without limitation any similar law of the United States or any of its political subdivisions; or

1.33	any other statutory claim or claim for breach of statutory duty.

2.	“Claim" includes (without limitation):

2.1	any claim of which, at the date of this Agreement, neither the Company or the Employee is aware; and

2.2	any claim of which, at the date of this Agreement, the Employee is aware but neither the Company nor any Group Company nor any Relevant Personnel is aware.

SCHEDULE 2 OF THE SETTLEMENT AGREEMENT BETWEEN CATALENT PHARMA SOLUTIONS LIMITED AND SHARON JOHNSON
Adviser's acknowledgement

I, Alyson Young of MBC Law Limited, confirm that I have given independent legal advice to Sharon Johnson of 8 Tithe Barn Close, Ickburgh, Norfolk IP26 5JY ("Employee") as to the terms and effect of this Agreement and in particular its effect on the Employee's ability to pursue the Employee's rights or complaint before an employment tribunal.
I confirm that I am a solicitor of the Senior Courts of England and Wales holding a current practising certificate and that I am neither employed by nor acting for Catalent Pharma Solutions Limited, nor acting in this matter for any Group Company. I confirm that there is, and was at the time I gave the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or professional body covering for the risk of a claim by the Employee in respect of any loss arising in consequence of or from the advice referred to above.

Signed /s/ Alyson Young            Dated 12th May 2017

SCHEDULE 3 OF THE SETTLEMENT AGREEMENT BETWEEN CATALENT PHARMA SOLUTIONS LIMITED AND SHARON JOHNSON
Letter of resignation
To the Board of Directors
[Date]
Catalent Pharma Solutions Limited
Frankland Road
Blagrove
Swindon
Wiltshire
SN5 8YG

Dear Sirs
Catalent Pharma Solutions Limited ("Company")
I hereby resign with immediate effect from all directorships, offices, trusteeships or other positions held by me in or on behalf of the Company or any Group Company.
I acknowledge and confirm that there are no sums due to me from the Company or any Group Company and I have no claim of any kind for compensation or otherwise against the Company or any Group Company, its or their former or existing agents, consultants, directors, employees, officers, shareholders or workers in respect of the termination of my appointment(s).
In this letter, ''Group Company" means any parent undertaking of any of the Company and any subsidiary undertaking of any of the Company or of any such parent undertakings (where “parent undertaking" and “subsidiary undertaking" have the meanings attributed to them under section 1162 Companies Act 2006).
Yours faithfully

SIGNED as a deed
by SHARON JOHNSON
in the presence of:
Witness’s Signature    ………………………………………………
Name…………………………………………………………………….
Address...........................................................................................
…………………………………………………………………………..

…………………………………………………………………………..
Occupation……………………………………………………………..

SCHEDULE 4 OF THE SETTLEMENT AGREEMENT BETWEEN CATALENT PHARMA SOLUTIONS LIMITED AND SHARON JOHNSON
Agreed reference

Sharon Johnson held the position of Senior Vice President, Quality and Regulatory Affairs at Catalent Pharma Solutions from July 2009 to June 2017. During the period March 2015 to Sept 2016 she had the additional responsibility for Product Development. She also served on the Catalent’s Executive Leadership Team, reporting directly to Catalent’s CEO.
Catalent Pharma Solutions is a Contract Development and Manufacturing Organisation with 30+ sites globally, delivering 70 billion doses to patients and consumers annually for a customer base that includes the majority of pharmaceutical, biopharmaceutical and consumer health companies.
During her tenure, Sharon developed the “One Catalent” Quality Management System, established metrics and operating mechanisms to maintain focus on execution excellence and promoted inspection readiness for the multiple regulatory inspections and customer audits annually.

SCHEDULE 5 OF THE SETTLEMENT AGREEMENT BETWEEN CATALENT PHARMA SOLUTIONS LIMITED AND SHARON JOHNSON
Agreed internal announcement

Team,

Six months ago we introduced our new Vision and Mission statements, along with our set of core Values , reflecting who we are, why we come to work, and how we go about our jobs. In many ways, our commitment to Quality is the heartbeat of Patient First.

Since joining the company in 2009, Sharon Johnson has worked tirelessly to transform the Quality culture at Catalent – simultaneously challenging the old ways of working and raising the bar on regulatory compliance and quality excellence among 1,500 professionals across 30 + sites globally. In any given year, we are subject to around 50 regulatory audits, and hundreds of customer and internal audits. Under Sharon’s leadership, our quality and regulatory track record has become a competitive differentiator for Catalent.

It’s therefore with a mix of pride and sadness that I announce Sharon’s decision to resign, allowing her to pursue new challenges in the form of her own personal goals and interests.

Please join me in wishing Sharon the best and in thanking her for all she has done to cement Catalent’s commitment to patient safety.

That said, I’m pleased to share that Scott Gunther has been promoted to the Executive Leadership Team as Senior Vice President of Quality & Regulatory Affairs, assuming Sharon’s responsibilities in leading the global quality team to ensure the safety of our products.

Scott has worked with Sharon since joining Catalent in 2012 as VP, Quality, most recently within our Drug Delivery Solutions business unit where he oversaw several leadership appointments in the US. He also served as interim VP of Product Development, in addition to his role in quality, while a permanent replacement was sought. As Scott assumes his new leadership role, he will work closely with Sharon through the end of the fiscal year, as well as with the Quality Leadership Team to ensure a smooth transition, continuing to drive quality excellence across our global sites.

Please join me in wishing Scott much success in his new role.

Our customers rely on us to bring life-saving and life-enhancing products to patients who need them. Reflecting on our Values, I’m so proud of how far we’ve come as a company dedicated to patients, customers and our own people, and I’m confident that we are well-positioned to drive this legacy forward in our mission to develop and supply products that help people live better, healthier lives.

IN WITNESS of which this Agreement has been executed by or on behalf of the parties on the date below.

EXECUTED as a deed by CATALENT PHARMA SOLUTIONS LIMITED acting by its director in the presence of:	Signature /s/ Lance Miyamoto Print name Lance Miyamoto Date 12 May 2017
Witness's Signature /s/ Anna Murray Name Anna Murray Address 14 Schoolhouse Road Somerset, NJ 08873 Occupation Executive Assistant

SIGNED as a deed by SHARON JOHNSON in the presence of:	Signature…………………………………………… Date…………………………………………………
Witness's Signature.………………………………………. Print Name……………………………………… Address…………………………………………. …………………………………………………… Occupation.……………………………………..